Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-147244 and No. 333-144938 (which pursuant to Rule 429, also constitutes a Registration Statement on Form S-3 (No. 333-140370)) on Form S-3 and (No. 333-139612 and No. 333-151081) on Form S-8 of our report dated March 12, 2009 (December 7, 2009 as to the retrospective adoption of EITF 07-4 and FSP EITF 03-6-1described in Note 17 and the retrospective adjustment for discontinued operations discussed in Note 19), relating to the financial statements of Eagle Rock Energy Partners, L.P., (which report expresses an unqualified opinion and includes an explanatory paragraph regarding retrospective application of Emerging Issues Task Force (EITF) Issue No. 07-4, Application of the Two-Class Method Under FASB Statement No. 128, Earnings per share, to Master Limited Partnerships, Financial Accounting Standards Board Staff Position EITF 03-6-1, Determining Whether Investments Granted in Share-Based Payment Transaction and for discontinued operations) appearing in this Current Report on Form 8-K of Eagle Rock Energy Partners, L.P. dated December 7, 2009.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
December 7, 2009